SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________________________________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (D)
of the
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported) June 5, 2007
____________________________________________________

DEEP DOWN INC.
(formerly Mediquip Holdings, Inc.)
(Exact name of registrant as specified in its charter)

Nevada
(formerly Delaware)
(State or other jurisdiction of incorporation or organization)

75-2263732
(IRS Employer Identification Number)

15473 East Freeway
Channelview, Texas 77530
(Address of principal executive offices)

Ronald E. Smith, President
Deep Down, Inc.
15473 East Freeway
Channelview, Texas 77530
(Name and address of agent for service)

(281) 862-2201
(Telephone number, including area code of agent for service)

ITEM 5.02 - Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 5, 2007, the Company announced that it has engaged Eugene L. Butler to serve as its new Chief Financial Officer. Mr. Butler will also fill a vacancy on the Board of Directors

Mr. Butler served in various capacities as a Director, President, CEO, CFO and COO of Weatherford International, Inc., a $2 billion multinational service and equipment corporation serving the worldwide energy market, from 1974 to 1991. He was elected to the Board of Directors of Weatherford in May 1978, elected President and COO in 1979, and President and CEO in 1984. He successfully developed and implemented a turnaround strategy eliminating debt and returning the company to profitability during a severe energy recession. As well, he expanded operations into international markets allowing Weatherford to become the world leader in the company’s products and services lines.

Prior to joining Weatherford International in 1974, Mr. Butler, a Certified Public Accountant, was an Audit Manager with Arthur Andersen & Co. in Houston. Since leaving Weatherford in 1991, Mr. Butler has been involved in numerous financial packaging, debt restructuring, acquisition and capital raising transactions, as agent and principal.

Mr. Butler will receive 3 million options, each to purchase one share of common stock of Deep Down, Inc. at an exercise price of $0.515 per share. One-third of such options will vest on each of May 31, 2008, 2009 and 2010. The options will expire on August 31. 2010.

The Company has also announced that Mary L. Budrunas will fill a vacancy on the Board of Directors. Ms. Budrunas, currently responsible for all administrative functions including human resources and accounting for the Company, co-founded Deep Down, Inc. in 1997 along with the current chief executive officer Ronald E. Smith. Ms. Budrunas has more than 20-years of logistical management experience in manufacturing, fabrication, and industrial sourcing in the oil and gas industry. Prior to Deep Down, she managed purchasing for Mustang Engineering and directed procurement for a large petroleum drilling and production facility project in Ulsan, Korea.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DEEP DOWN, INC.

By: /s/ Ronald Smith
Ronald Smith, President

Date: June 5, 2007

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